Exhibit 99.1

Tronox Reports First Quarter 2025 Financial Results

STAMFORD, Conn., April 30, 2025/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide ("TiO2") pigment, today reported its financial results for the quarter ending March 31, 2025, as follows:

First Quarter 2025 Financial Highlights:
•	Revenue of $738 million, a 9% increase compared to the prior quarter and a 5% decrease compared to the prior year
•
Loss from operations of $61 million; Net loss of $111 million including $87 million of restructuring and other charges, primarily non-cash costs associated with the idling of the Company's Botlek pigment plant as announced in March; adjusted net loss was $24 million (non-GAAP)

•	GAAP diluted loss per share was $0.70; Adjusted diluted loss per share was $0.15 (non-GAAP)
•	Adjusted EBITDA of $112 million; Adjusted EBITDA margin of 15.2% (non-GAAP)
•	Capital expenditures of $110 million in the quarter

Outlook:
•	Maintaining previous guidance for 2025 Revenue ($3.0-3.4 billion), Adjusted EBITDA ($525-625 million), and free cash flow (greater than $50 million)
•	Capital expenditures reduced to be less than $365 million in 2025
•	Actions underway expected to deliver $125-$175 million in sustainable, run-rate cost improvements by end of 2026

This outlook is based on Tronox's views on current global economic activity and is subject to changes and impacts associated with the macroeconomic conditions, global supply chain, and inflation-related challenges, among others.
------
Note: For the Company's guidance with respect to 2025 Adjusted EBITDA and free cash flow, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company's control or cannot be reasonably predicted

1 | Page

Summary of Select Financial Results for the Quarter Ending March 31, 2025

($M unless otherwise noted)	Q1 2025	Q1 2024	Y-o-Y % ∆	Q4 2024	Q-o-Q % ∆
Revenue	$738	$774	(5)%	$676	9%
TiO2	$584	$605	(3)%	$533	10%
Zircon	$69	$88	(22)%	$75	(8))%
Other products	$85	$81	5%	$68	25%
(Loss) Income from operations	$(61)	$41	n/m	$48	n/m
Net (Loss) Income attributable to Tronox	$(111)	$(9)	n/m	$(30)	n/m
GAAP diluted (loss) earnings per share	$(0.70)	$(0.06)	n/m	$(0.19)	n/m
Adjusted diluted (loss) earnings per share	$(0.15)	$(0.05)	n/m	$0.03	n/m
Adjusted EBITDA	$112	$131	(15)%	$129	(13)%
Adjusted EBITDA Margin %	15.2%	16.9%	(170)bps	19.1%	(390) bps
Free cash flow	$(142)	$(105)	n/m	$(35)	n/m

	Y-o-Y % ∆			Q-o-Q % ∆
	Volume	Price / Mix	FX	Volume	Price / Mix	FX
TiO2	(1)%	(1)%	(1)%	12%	(2)%	0%
Zircon	(15)%	(7)%	—	(6)%	(2)%	—

CEO's Remarks

Chief Executive Officer John D. Romano commented, “Tronox realized stronger than normal seasonable demand uplift in TiO2, sequentially. Europe led this growth bolstered by the finalization of anti-dumping duties in January, with sales volumes recovering to levels not seen since Q2 2021. North America also realized stronger seasonable trends, while competitive activity in Latin America, the Middle East and Asia continued to exert pressure on sales. Zircon sales were lower both compared to the prior year and sequentially, as anticipated, due to weaker overall demand, primarily in China. Despite increased competitive dynamics across all products, pricing for the quarter came in as anticipated. Our production costs in the first quarter were higher than expected, primarily due to lower operating rates at Botlek and increases in direct material prices. Our focus on cost reduction drove SG&A lower in the quarter. As a result of these factors, we delivered an Adjusted EBITDA of $112 million and an Adjusted EBITDA margin of 15.2%.

"In response to ongoing macroeconomic volatility, Tronox has taken decisive strategic actions to manage the levers within our control. The idling of our Botlek pigment plant as announced in March is expected to result in improved free cash flow in 2025 due to the draw down of pigment inventories and more than $30 million of cost improvements from 2026 onwards. Our team is working diligently to execute on our cost improvement program, which we expect to deliver sustainable, run-rate cost improvements of $125-175 million by the end of 2026. Our capital expenditures are primarily focused on critical maintenance and ensuring the completion of our South Africa mining projects this year to maintain our vertical integration cost advantage. Once complete, we expect to realize a $50-60 million improvement in our mining cost profile from 2025 to 2026. We anticipate offsetting the Company's first quarter free cash flow use by generating positive free cash flow across the balance of the year. These measures underscore our commitment to operational efficiency and enhanced earnings."

2 | Page

Mr. Romano concluded, “As we navigate through the uncertainties of tariffs, inflation, interest rates and the broader macroeconomic environment, Tronox remains focused on what we can control. We are committed to reducing our costs and improving cash flow through strategic actions. Our continued advocacy for the implementation of anti-dumping tariffs in Brazil, India, and Saudi Arabia is a testament to our proactive approach in combating competitive pressures. We have ample levers within our control to ensure sufficient liquidity under various economic scenarios. Through these focused initiatives and execution, we are confident in our ability to create sustainable value for our stakeholders."

First Quarter 2025 Results
(Comparisons are to prior year (Q1 2025 vs. Q1 2024) unless otherwise noted)

The Company recorded first quarter revenue of $738 million, a decrease of 5% primarily driven by lower zircon sales volumes and lower average selling prices of zircon and TiO2.

Revenue from TiO2 sales was $584 million, a decline of 3% driven by a 1% decline in volumes, a 1% decrease in average selling prices including mix and a 1% decrease due to exchange rates. Sequentially, TiO2 sales increased 10%, driven by a 12% increase in sales volumes, partially offset by a 2% decrease in average selling prices including mix.

Zircon revenue decreased 22% to $69 million, driven by a 15% decline in sales volume and a 7% decrease in average selling prices including mix. Sequentially, zircon revenue decreased 8%, driven by a 6% decline in sales volumes and a 2% decrease in average selling prices including mix.

Revenue from other products was $85 million, an increase of 5% year-over-year primarily due to higher sales volumes of pig iron and opportunistic sales of ilmenite. Sequentially, revenue from other products increased 25%.

Net loss attributable to Tronox in the quarter was $111 million, or a loss of $0.70 per diluted share, compared to net loss attributable to Tronox of $9 million, or a loss of $0.06 per diluted share in the year-ago period. Non-recurring adjustments totaled $87 million, or $0.55 per diluted share. Excluding these items, adjusted net loss attributable to Tronox (non-GAAP) was $24 million, or a loss of $0.15 per diluted share.

3 | Page

Adjusted EBITDA of $112 million represented a 15% decrease, driven by lower sales volumes, lower average selling prices including mix, higher average freight costs and headwinds from exchange rate movements, partially offset and lower production and corporate costs. Adjusted EBITDA margin was 15.2%.

Sequentially, Adjusted EBITDA decreased 13% due to higher production costs, lower average selling prices including mix and higher corporate costs, partially offset by higher sales volumes and favorable exchange rate movements.

The Company's selling, general and administrative expenses were $74 million for the quarter, a decrease of 6%. Tronox's net interest expense in the quarter was $40 million. Depreciation, depletion and amortization expense was $71 million.

Balance Sheet, Cash Flow and Capital Allocation
Tronox ended the quarter with $3.0 billion of total debt, $2.8 billion of net debt and a net leverage ratio of 5.2x on a trailing twelve-month basis. Available liquidity at the end of the quarter totaled $443 million, including $138 million in cash and cash equivalents and $305 million available under our revolving credit agreements. The next significant debt maturity for the Company is not until 2029. Tronox does not have any financial covenants on its term loans or bonds.

Free cash flow for the quarter was a use of $142 million. Capital expenditures were $110 million, including investments in the Company's key capital projects to replace existing mines reaching their end of life and sustain the Company's vertical integration benefit.

Outlook
Tronox is maintaining its previous guidance for 2025. While volatility and uncertainty have increased, the Company has not seen significant enough impacts to its business to adjust its outlook. For the full year 2025, the Company is expecting revenue to be $3.0-3.4 billion driven by improving TiO2 and zircon volumes, partially offset by lower sales from other products. Adjusted EBITDA is expected to be $525-625 million, due to improved pigment production costs, partially offset by higher mining production costs. The Company expects the second half of 2025 to be stronger than the first, building on the momentum from the anti-dumping measures being realized in Europe and the additional benefits expected in India and Brazil if anti-dumping measures are finalized. The Company reduced its expected capital expenditures to be less than $365 million. Free cash flow is expected to be greater than $50 million. The Company identified $125-175 million of sustainable, run-rate cost improvements deliverable by the end of 2026. The Company expects the majority of these savings to be realized in 2026.

4 | Page

Webcast Conference Call
Tronox will conduct a webcast conference call on Thursday, May 1, 2025, at 9:00 AM ET (New York). The live call is open to the public and can be accessed via live webcast and teleconference. Please visit investor.tronox.com for a link to register for the live webcast and to view the accompanying slides.

Replay: A webcast replay will be available at investor.tronox.com following the call.

About Tronox
Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

5 | Page

Cautionary Statement about Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, anticipated completion of extensions and upgrades to our mining operations, anticipated trends in our business and industry, including trade defense measures, anticipated costs, benefits and timing of capital projects including planned mining expansions, the Company's anticipated capital allocation strategy including future capital expenditures, the benefits and timing of the Company’s cost improvement plan, and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or the cost improvement plan, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or the cost improvement plan, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; policy changes affecting international trade, including import/export restrictions and tariffs; inflationary pressures and energy costs; currency movements; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow and net leverage ratio on a trailing twelve-month basis. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

6 | Page

Investor Relations and Media Contact: Jennifer Guenther
+1.203.705.3701 extension: 103701 (Media)
+1.646.960.6598 (Investor Relations)

7 | Page

TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Net sales	$738	$774
Cost of goods sold	639	654
Gross profit	99	120
Restructuring and other charges	86	—
Selling, general and administrative expenses	74	79
(Loss) Income from operations	(61)	41
Interest expense	(42)	(42)
Interest income	2	4
Other expense, net	(5)	(1)
(Loss) Income before income taxes	(106)	2
Income tax provision	(5)	(11)
Net loss	(111)	(9)
Net (loss) income attributable to noncontrolling interest	—	—
Net loss attributable to Tronox Holdings plc	$(111)	$(9)

Loss per share:
Basic	$(0.70)	$(0.06)
Diluted	$(0.70)	$(0.06)

Weighted average shares outstanding, basic (in thousands)	158,138	157,331
Weighted average shares outstanding, diluted (in thousands)	158,138	157,331

Other Operating Data:
Capital expenditures	110	76
Depreciation, depletion and amortization expense	71	72

8 | Page

TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET LOSS ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended March 31,
	2025	2024

Net loss attributable to Tronox Holdings plc (U.S. GAAP)	$(111)	$(9)

Restructuring and other charges (a)	86	—
Other (b)	1	2
Adjusted net loss attributable to Tronox Holdings plc (non-U.S. GAAP)	$(24)	$(7)

Diluted net loss per share (U.S. GAAP)	$(0.70)	$(0.06)

Restructuring and other charges, per share	0.54	—
Other, per share	0.01	0.01
Diluted adjusted net loss per share attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$(0.15)	$(0.05)

Weighted average shares outstanding, diluted (in thousands)	158,138	157,331

(1) Diluted adjusted net income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.
(a) Represents restructuring and other charges associated with the Botlek plant idling.
(b) Represents other activity not representative of the ongoing operations of the Company.

9 | Page

TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	March 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$138	$151
Restricted cash	—	1
Accounts receivable (net of allowance for credit losses of $1 and $1 as of March 31, 2025 and December 31, 2024, respectively)	319	266
Inventories, net	1,605	1,551
Prepaid and other assets	129	184
Income taxes receivable	2	2
Total current assets	2,193	2,155

Noncurrent Assets
Property, plant and equipment, net	1,922	1,927
Mineral leaseholds, net	614	616
Intangible assets, net	243	244
Lease right of use assets, net	137	140
Deferred tax assets	831	830
Other long-term assets	129	126
Total assets	$6,069	$6,038

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$478	$499
Accrued liabilities	239	247
Short-term lease liabilities	23	24
Short-term debt	183	65
Long-term debt due within one year	38	35
Income taxes payable	—	4
Total current liabilities	961	874

Noncurrent Liabilities
Long-term debt, net	2,753	2,759
Pension and postretirement healthcare benefits	86	85
Asset retirement obligations	191	172
Environmental liabilities	41	40
Long-term lease liabilities	106	107
Deferred tax liabilities	181	174
Other long-term liabilities	44	36
Total liabilities	4,363	4,247

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 158,462,071 shares issued and outstanding at March 31, 2025 and 157,938,056 shares issued and outstanding at December 31, 2024	2	2
Capital in excess of par value	2,089	2,084
Retained earnings	425	555
Accumulated other comprehensive loss	(842)	(880)
Total Tronox Holdings plc shareholders’ equity	1,674	1,761
Noncontrolling interest	32	30
Total equity	1,706	1,791
Total liabilities and equity	$6,069	$6,038

10 | Page

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(111)	$(9)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	71	72
Deferred income taxes	4	11
Share-based compensation expense	5	6
Amortization of deferred debt issuance costs and discount on debt	2	2
Restructuring and other charges	86	-
Other non-cash items affecting net income (loss)	12	16
Changes in assets and liabilities:
Increase in accounts receivable, net of allowance for credit losses	(49)	(94)
(Increase) decrease in inventories, net	(35)	11
Decrease in prepaid and other assets	18	16
Restructuring payments	(2)	-
Decrease in accounts payable and accrued liabilities	(22)	(49)
Net changes in income tax payables and receivables	(4)	(3)
Changes in other non-current assets and liabilities	(7)	(8)
Cash used in operating activities	(32)	(29)

Cash Flows from Investing Activities:
Capital expenditures	(110)	(76)
Loans	15	-
Cash used in investing activities	(95)	(76)

Cash Flows from Financing Activities:
Repayments of short-term debt	(6)	(6)
Repayments of long-term debt	(6)	(5)
Proceeds from short-term debt	121	-
Dividends paid	-	(1)
Restricted stock and performance-based shares settled in cash for withholding taxes	(1)	-
Cash provided by (used in) financing activities	108	(12)

Effects of exchange rate changes on cash and cash equivalents and restricted cash	5	(2)

Net decrease in cash and cash equivalents and restricted cash	(14)	(119)
Cash and cash equivalents and restricted cash at beginning of period	152	273
Cash and cash equivalents and restricted cash at end of period	$138	$154

11 | Page

TRONOX HOLDINGS PLC
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA, ADJUSTED EBITDA AS A % OF NET SALES AND NET DEBT TO TRAILING-TWELVE MONTHS ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31,
	2025	2024

Net loss (U.S. GAAP)	$(111)	$(9)
Interest expense	42	42
Interest income	(2)	(4)
Income tax provision	5	11
Depreciation, depletion and amortization expense	71	72
EBITDA (non-U.S. GAAP)	5	112
Share-based compensation (a)	5	6
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (b)	7	7
Accounts receivable securitization program (c)	4	3
Foreign currency remeasurement (d)	1	(2)
Restructuring and other charges (e)	86	—
Other items (f)	4	5
Adjusted EBITDA (non-U.S. GAAP)	$112	$131

	Three Months Ended March 31,
	2025	2024
Net sales	$738	$774
Net loss (U.S. GAAP)	$(111)	$(9)
Net loss (U.S. GAAP) as a % of Net sales	(15.0)%	(1.2)%
Adjusted EBITDA (non-U.S. GAAP) (see above) as a % of Net sales	15.2%	16.9%

	March 31, 2025		December 31, 2024
Long-term debt, net	$2,753		$2,759
Short-term debt	183		65
Long-term debt due within one year	38		35
(Less) Cash and cash equivalents	(138)		(151)
Net debt	$2,836		$2,708
Trailing-twelve month Adjusted EBITDA (non-U.S. GAAP)	$545		$564
Net debt to trailing-twelve month Adjusted EBITDA (non-U.S. GAAP) (see above)	5.2	x	4.8	x

(a) Represents non-cash share-based compensation.
(b) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(c) Primarily represents expenses associated with the Company's accounts receivable securitization program which is used as a source of liquidity in the Company's overall capital structure.
(d) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other expense, net” in the unaudited Condensed Consolidated Statements of Operations.
(e) Represents restructuring and other charges associated with the Botlek plant idling.
(f) Includes noncash pension and postretirement costs, asset write-offs and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other expense, net” in the unaudited Condensed Consolidated Statements of Operations.

12 | Page

TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three months ended March 31, 2025:

Three Months Ended March 31, 2025
Cash used in operating activities	$(32)
Capital expenditures	(110)
Free cash flow (non-U.S. GAAP)	$(142)

13 | Page

TRONOX HOLDINGS PLC
RECONCILIATION OF TRAILING TWELVE MONTH NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended				Trailing Twelve Month Adjusted EBITDA
	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025

Net income (loss) (U.S. GAAP)	$10	$(25)	$(30)	$(111)	$(156)
Interest expense	42	42	41	42	167
Interest income	(2)	(3)	(1)	(2)	(8)
Income tax provision	45	26	45	5	121
Depreciation, depletion and amortization expense	72	70	71	71	284
EBITDA (non-U.S. GAAP)	167	110	126	5	408
Share-based compensation (a)	4	7	4	5	20
Foreign currency remeasurement (b)	4	8	(11)	1	2
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (c)	7	8	1	7	23
Accounts receivable securitization program (d)	4	4	4	4	16
Sale of royalty interest (e)	(28)	—	—	—	(28)
Restructuring and other charges (f)	—	—	—	86	86
Loss on extinguishment of debt (g)	—	3	—	—	3
Other items (h)	3	3	5	4	15
Adjusted EBITDA (non-U.S. GAAP)	$161	$143	$129	$112	$545

(a) Represents non-cash share-based compensation.
(b) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other expense, net” in the unaudited Condensed Consolidated Statements of Operations.
(c) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(d) Primarily represents expenses associated with the Company's accounts receivable securitization program which is used as a source of liquidity in the Company's overall capital structure.
(e) Represents the sale of a royalty interest in certain Canadian mineral properties, net of associated transaction costs included in "Other expense, net" in the unaudited Condensed Consolidated Statements of Operations.
(f) Represents restructuring and other charges associated with the Botlek plant idling.
(g) Represents the loss in connection with the refinancing of the Term Loan Facility in the US.
(h) Includes noncash pension and postretirement costs, asset write-offs, severance expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other expense, net” in the unaudited Condensed Consolidated Statements of Operations.

14 | Page